SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION (APRIL 2025)

Compensation: Non-employee directors shall receive the following remuneration:

Director’s Retainer (except Chairman)	$80,000
Chairman of the Board Retainer	$148,000
Committee Chair Retainer (per committee, except the Audit Committee Chair)	$15,000
Audit Committee Chair Retainer	$21,000
Committee Non-Chair Retainer (per committee)	$10,500

Restricted Stock Award Value (except Chairman)	$130,000
Restricted Stock Award Value (Chairman of the Board)	$172,000